UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 28, 2018

Piedmont Office Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34626

Maryland	58-2328421
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11695 Johns Creek Parkway
Suite 350
Johns Creek, GA 30097-1523
(Address of principal executive offices, including zip code)

770-418-8800
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On March 29, 2018, Piedmont Operating Partnership, LP (“Piedmont OP”), a consolidated subsidiary of Piedmont Office Realty Trust, Inc. (the “Registrant”), entered into a $250 million unsecured term loan facility (the “$250 Million Unsecured Term Loan Facility”) with U.S. Bank National Association ("U.S. Bank"), PNC Capital Markets LLC ("PNC"), and SunTrust Robinson Humphrey, Inc. ("SunTrust") serving as joint lead arrangers and joint book runners, U.S. Bank serving as administrative agent, and PNC and SunTrust serving as syndication agents. The Registrant used the loan proceeds to pay down its line of credit, and thereby extended its debt maturity profile.
The term of the $250 Million Unsecured Term Loan Facility is seven years with a maturity date of March 31, 2025; however, Piedmont OP may prepay the loan without penalty beginning after March 29, 2020. Piedmont OP paid customary arrangement and upfront fees to the lenders in connection with the closing of the $250 Million Unsecured Term Loan Facility.
The $250 Million Unsecured Term Loan Facility has the option to bear interest at varying levels based on either: (i) the London Interbank Offered Rate (“LIBOR”) for an interest period selected by Piedmont OP of one, two, three, or six months, or to the extent available from all lenders in each case, one year or periods of less than one month, or (ii) Base Rate, defined as the greater of the prime rate, the federal funds rate plus 0.5%, or LIBOR for a one-month period plus 1%; plus a a stated interest rate spread based on the higher credit rating level issued for either the Registrant or Piedmont OP. The stated interest rate spread over LIBOR can vary from 1.45% to 2.40% based upon the then current credit rating of the Registrant or Piedmont OP, whichever is higher. As of the closing of the $250 Million Unsecured Term Loan, the current stated interest rate spread on the loan was 1.60%.
In addition, on March 28, 2018, the Registrant entered into three interest rate swap agreements for a total notional amount of $150 million which effectively fixed $150 million of the $250 Million Unsecured Term Loan Facility at an interest rate of approximately 4.1%.
Under the terms of the $250 Million Unsecured Term Loan Facility, Piedmont OP is subject to certain financial covenants that require, among other things, the maintenance of an unencumbered interest coverage ratio of at least 1.75, an unencumbered leverage ratio of at least 1.60, a fixed charge coverage ratio of at least 1.50, a leverage ratio of no more than 0.60, and a secured debt ratio of no more than 0.40.
The foregoing does not purport to be a complete description of the terms of the $250 Million Unsecured Term Loan Facility and is qualified in its entirety by reference to the $250 Million Unsecured Term Loan Facility agreement, which is attached as Exhibit 10.1 hereto.

Item 9.01.    Financial Statements and Exhibits

(d)     Exhibits:

Exhibit No.	Description
10.1
Term Loan Agreement, dated as of March 29, 2018, by and among Piedmont Operating Partnership, LP, as Borrower, Piedmont Office Realty Trust, Inc., as Parent, U.S. Bank National Association, PNC Capital Markets LLC, and SunTrust Robinson Humphrey, Inc., as Joint Lead Arrangers and Joint Book Runners, U.S. Bank National Association, as Administrative Agent, PNC Bank, National Association and SunTrust Bank as Syndication Agents, and the other banks signatory thereto as Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Office Realty Trust, Inc.

Date: April 3, 2018	By:	/s/ Robert E. Bowers
Robert E. Bowers
Chief Financial Officer and Executive Vice President